Exhibit 99.1

PRESS RELEASE

Boingo Wireless Reports Record Second Quarter 2018 Financial Results

–            Record quarterly revenue of $59.6 million increased 21.6% year-over-year and exceeded guidance

–            Agrees to acquire Elauwit Networks to enter multifamily market for Wi-Fi connectivity

–            Raising full year 2018 guidance due to strong performance

LOS ANGELES — August 1, 2018 — Boingo Wireless (NASDAQ: WIFI), the leading distributed antenna system (DAS) and Wi-Fi provider that serves carriers, consumers and advertisers worldwide, today announced the Company’s financial results for the second quarter ended June 30, 2018.

Second quarter 2018 Financial Highlights

•                  Revenue of $59.6 million increased 21.6%, compared to $49.0 million in the second quarter of 2017. Growth was driven by strength in wholesale Wi-Fi, military, and DAS.

•                  Wholesale Wi-Fi revenue of $13.5 million increased 85.3%, compared to $7.3 million in the second quarter of 2017.

•                  Military revenue of $16.7 million increased 23.6% compared to $13.5 million in the second quarter of 2017.

•                  DAS revenue of $21.9 million increased 18.0%, compared to $18.6 million in the second quarter of 2017. DAS revenue for the quarter was comprised of $16.0 million of build-out project revenue and $5.9 million of access fee revenue.

•                  Net income attributable to common stockholders was $2.1 million, or $0.05 per diluted share, compared to a net loss of $(8.0) million, or $(0.20) per diluted share, in the second quarter of 2017.

•                  Adjusted EBITDA was $23.5 million, an increase of 43.4% compared to $16.3 million in the second quarter of 2017. Adjusted EBITDA, which is a non-GAAP financial measure, is defined below and is reconciled to net income (loss) attributable to common stockholders, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Adjusted EBITDA.”

•                  Net cash provided by operating activities was $15.5 million, a decrease of 29.0% compared to $21.8 million in the second quarter of 2017.

•                  Free cash flow was a negative $(6.3) million, compared to $7.4 million in the second quarter of 2017. Free cash flow, which is a non-GAAP financial measure, is defined below and is reconciled to net cash provided by operating activities, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flows.”

Business Highlights

•                  As of June 30, 2018, there were 47 DAS venues live comprising 25,700 DAS nodes with another 78 venues and 11,500 nodes in backlog, compared to 41 DAS venues live comprising 24,200 DAS nodes as of March 31, 2018.

•                  The Company deployed wireless infrastructure to cover an additional 1,000 military beds bringing the total footprint to 337,000 military beds, and added 3,000 incremental subscribers during the quarter. The subscriber penetration rate improved from 42.3% at March 31, 2018 to 43.0% at June 30, 2018.

•                  The Company entered into agreements with Tier 1 carriers representing 76 carrier contracts in the first six months of 2018, including 15 in the second quarter of 2018. This compares to 22 carrier contracts in the first six months of 2017, including nine in the second quarter of 2017.

•                  The Company successfully launched a commercial trial for a private LTE cellular network on the 3.5 GHz citizens broadband radio service (CBRS) band at Dallas Love Field Airport (DAL), marking the first known CBRS deployment at a major U.S. airport.

Acquisition of Elauwit Networks

The Company announced in a press release today that it has agreed to acquire Elauwit Networks, LLC (“Elauwit”), a leading provider of high-speed Wi-Fi and technology solutions to the student and multifamily housing market, for total cash consideration of $28.0 million. The purchase agreement also provides for contingent earn-out consideration for up to an additional $15.0 million based on the achievement of certain revenue targets for the acquired business following the closing of the acquisition during the 2018, 2019 and 2020 fiscal years.

Management Commentary

“We reported an outstanding second quarter with record quarterly revenue exceeding our guidance range, increasing 21.6% year-over-year to $59.6 million, and record adjusted EBITDA, also exceeding our guidance range, increasing 43.4% year-over-year to $23.5 million,” commented David Hagan, Chief Executive Officer of Boingo Wireless. “This growth is the result of consistent execution against our overall strategy to leverage the explosive growth of mobile data and reflects ongoing momentum from our three main business drivers of carrier offload, military and DAS. After a strong first half of the year, we are updating and raising our full year guidance.”

Mr. Hagan continued, “As announced today, we were pleased to acquire Elauwit Networks, marking our entry into the student housing and multifamily property (MDU) market. While we considered entering this vertical organically given our success with our military broadband business, we believe this acquisition jumpstarts our efforts by a few years and greatly de-risks the MDU opportunity. Elauwit has been in this market for over 10 years and developed a quality reputation, providing high-speed Wi-Fi to 220 properties across the country. We are excited to leverage our military broadband expertise into this new market segment and are thrilled to welcome the Elauwit team to the Boingo family.”

Business Outlook

Boingo Wireless is initiating guidance for the third quarter ending September 30, 2018 and is raising guidance for the full year ending December 31, 2018, as follows:

Third Quarter 2018

•                  Revenue is expected to be in the range of $60.0 million to $64.0 million.

•                  Net loss attributable to common stockholders is expected to be in the range of $(6.5) million to $(3.5) million, or a net loss of $(0.16) to $(0.09) per diluted share.

•                  Adjusted EBITDA is expected to be in the range of $19.0 million to $22.0 million. Adjusted EBITDA, which is a non-GAAP financial measure, is defined below and is reconciled to net loss attributable to common stockholders, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA — Guidance.”

Full Year 2018

•                  Revenue is expected to be in the range of $243.0 million to $250.0 million.

•                  Net loss attributable to common stockholders is expected to be in the range of $(15.0) million to $(10.0) million, or a net loss of $(0.36) to $(0.24) per diluted share.

•                  Adjusted EBITDA is expected to be in the range of $85.0 million to $90.0 million.

Conference Call Information

Members of Boingo Wireless’ management will host a conference call to discuss its second quarter 2018 financial results beginning at 4:30 p.m. ET (1:30 p.m. PT), today, August 1, 2018. To participate in the conference call, investors from the U.S. and Canada should dial (877) 407-9716 and enter the passcode: 13681469 ten minutes prior to the scheduled start time. International callers should dial +1 (201) 493-6779 and enter the same passcode. The conference call will be broadcast live over the Internet in the Investor Relations section of the Company’s website at http://investors.boingo.com. In addition, a supplement reflecting the Company’s key business metrics will be made available in the Investor Relations section of the Company’s website. The supplement and webcast will be archived online upon completion of the conference call.

Use of Non-GAAP Financial Measures

To supplement Boingo Wireless’ financial statements presented on a GAAP basis, Boingo Wireless provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.

The Company defines Adjusted EBITDA as net income (loss) attributable to common stockholders plus depreciation and amortization of property and equipment, stock-based compensation expense, amortization of intangible assets, income tax expense, interest and other expense, net, non-controlling interests, and excludes charges or gains that are nonrecurring, infrequent, or unusual. Boingo Wireless believes Adjusted EBITDA is useful to investors in evaluating its operating performance. Boingo’s management uses Adjusted EBITDA in conjunction with accounting principles generally accepted in the United States, or GAAP, and other operating performance measures as part of its overall assessment of the Company’s performance for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning its financial performance. Adjusted EBITDA should not be considered as an alternative financial measure to net income (loss) attributable to common stockholders, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP. Adjusted EBITDA for 2017 excludes settlement expense because it represents a non-recurring charge and is not indicative of the underlying performance of the Company’s business operations.

The Company defines free cash flow as net cash provided by operating activities, less purchases of property and equipment. Boingo Wireless believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the amount of cash generated by the Company’s operations after the purchases of property and equipment that can be used for strategic opportunities. Free cash flow should not be considered as an alternative financial measure to net cash provided by operating activities, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP.

Revenue Recognition Changes

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method. Results for reporting periods beginning on January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605, Revenue Recognition. A reconciliation of the changes for the three and six months ended June 30, 2018 is set forth in the schedule entitled “Condensed Consolidated Statements of Operations.” The Company’s third quarter and full year 2018 guidance is based on the new standard.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Our vast footprint of DAS, Wi-Fi and small cells reaches more than a billion people annually, making Boingo one of the largest providers of indoor wireless networks. You’ll find Boingo connecting people at airports, stadiums, military bases, convention centers, and commercial properties. To learn more about the Boingo story, visit www.boingo.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding Boingo’s strategic plans, future guidance and future growth opportunities and the ability of Boingo to achieve financial, operational and strategic benefits from the acquisition of Elauwit Networks. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company’s ability to maintain its existing relationships and establish new relationships with venue partners, its ability to complete build-outs and sign venue contracts, its ability to maintain revenue growth and achieve profitability, its ability to execute on its strategic and business plans, its ability to complete the Elauwit acquisition, its ability to successfully compete with new technologies and adapt to changes in the wireless industry, the application of new accounting standards, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2017 filed with the SEC on March 12, 2018 and Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 8, 2018, which the Company incorporates by reference into this press release. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Boingo, Boingo Wi-Finder, Boingo Broadband, the Boingo Wireless Logo and Don’t Just Go. Boingo. are registered trademarks of Boingo Wireless, Inc. All other trademarks are the properties of their respective owners.

Boingo Wireless, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018(1)	2017(1)	2018(1)	2017(1)

Revenue	$59,601	$49,033	$117,760	$93,366
Costs and operating expenses:
Network access	24,088	21,105	50,653	40,512
Network operations	12,723	11,668	25,569	22,931
Development and technology	7,463	6,663	14,888	12,997
Selling and marketing	5,353	5,094	10,816	9,987
General and administrative	6,730	11,263	14,429	19,366
Amortization of intangible assets	668	910	1,395	1,821
Total costs and operating expenses	57,025	56,703	117,750	107,614
Income (loss) from operations	2,576	(7,670)	10	(14,248)
Interest and other expense, net	(50)	(46)	(129)	(42)
Income (loss) before income taxes	2,526	(7,716)	(119)	(14,290)
Income tax expense	16	141	144	340
Net income (loss)	2,510	(7,857)	(263)	(14,630)
Net income attributable to non-controlling interests	395	160	851	267
Net income (loss) attributable to common stockholders	$2,115	$(8,017)	$(1,114)	$(14,897)

Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$(0.20)	$(0.03)	$(0.38)
Diluted	$0.05	$(0.20)	$(0.03)	$(0.38)

Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	41,961	39,286	41,645	38,997
Diluted	45,219	39,286	41,645	38,997

(1)                                 On January 1, 2018, we adopted ASC 606 using the modified retrospective method. Results for reporting periods beginning on January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605.  The below table summarizes the changes to our condensed consolidated statement of operations for the three and six months ended June 30, 2018:

	Three Months Ended June 30, 2018 (Per ASC 605)	Adjustment for Adoption	Three Months Ended June 30, 2018 (Per ASC 606)
Revenue	$58,394	$1,207	$59,601
Income tax expense	$129	$(113)	$16
Non-controlling interests	$132	$263	$395

	Six Months Ended June 30, 2018 (Per ASC 605)	Adjustment for Adoption	Six Months Ended June 30, 2018 (Per ASC 606)
Revenue	$112,284	$5,476	$117,760
Income tax expense	$380	$(236)	$144
Non-controlling interests	$(707)	$1,558	$851

Boingo Wireless, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	June 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$12,948	$26,685
Restricted cash	512	—
Accounts receivable, net	37,444	26,148
Prepaid expenses and other current assets	7,200	6,369
Total current assets	58,104	59,202
Property and equipment, net	278,284	262,359
Goodwill	42,403	42,403
Intangible assets, net	8,833	10,263
Other assets	7,771	10,082
Total assets	$395,395	$384,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,757	$11,589
Accrued expenses and other liabilities	42,205	42,405
Deferred revenue	67,446	61,708
Current portion of long-term debt	438	875
Current portion of capital leases and notes payable	6,852	5,771
Total current liabilities	136,698	122,348
Deferred revenue, net of current portion	135,450	149,168
Long-term portion of capital leases and notes payable	7,936	6,747
Deferred tax liabilities	1,007	1,004
Other liabilities	5,763	6,012
Total liabilities	286,854	285,279

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000 shares authorized; 42,253 and 40,995 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	238,012	230,679
Accumulated deficit(1)	(129,824)	(131,967)
Accumulated other comprehensive loss	(1,223)	(898)
Total common stockholders’ equity	106,969	97,818
Non-controlling interests(1)	1,572	1,212
Total stockholders’ equity	108,541	99,030
Total liabilities and stockholders’ equity	$395,395	$384,309

(1)                                 We adopted ASC 606 on January 1, 2018 using the modified retrospective method. Adoption of ASC 606 using the modified retrospective method required us to record a cumulative effect adjustment to accumulated deficit and non-controlling interests of $3,257 and $69, respectively, on January 1, 2018.

Boingo Wireless, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(263)	$(14,630)
Adjustments to reconcile net loss including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization of property and equipment	37,868	30,999
Amortization of intangible assets	1,395	1,821
Impairment loss and loss on disposal of fixed assets, net	127	440
Stock-based compensation	6,072	7,332
Change in deferred income taxes	—	243
Other	8	53
Changes in operating assets and liabilities:
Accounts receivable	(12,567)	15,975
Prepaid expenses and other assets	(22)	(553)
Accounts payable	704	(2,556)
Accrued expenses and other liabilities	1,018	5,630
Deferred revenue	(1,576)	2,599
Net cash provided by operating activities	32,764	47,353
Cash flows from investing activities
Purchases of property and equipment	(42,918)	(31,917)
Payments for asset acquisition	—	(1,150)
Net cash used in investing activities	(42,918)	(33,067)
Cash flows from financing activities
Principal payments on credit facility	(438)	(10,656)
Proceeds from exercise of stock options	8,455	3,624
Payments of capital leases and notes payable	(2,865)	(1,819)
Payments of withholding tax on net issuance of restricted stock units	(7,586)	(2,458)
Payments to non-controlling interests	(614)	(125)
Net cash used in financing activities	(3,048)	(11,434)
Effect of exchange rates on cash	(23)	(16)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(13,225)	2,836
Cash, cash equivalents, and restricted cash at beginning of period	26,685	19,485
Cash, cash equivalents, and restricted cash at end of period	$13,460	$22,321
Supplemental disclosure of non-cash investing and financing activities
Property and equipment costs in accounts payable, accrued expenses and other liabilities	$26,756	$22,015
Purchase of equipment and prepaid maintenance services under capital financing arrangements	$5,068	$1,976
Capitalized stock-based compensation included in property and equipment costs	$392	$367

Boingo Wireless, Inc.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018(1)	2017(1)	2018(1)	2017(1)

Net income (loss) attributable to common stockholders	$2,115	$(8,017)	$(1,114)	$(14,897)
Depreciation and amortization of property and equipment	17,262	16,014	37,868	30,999
Stock-based compensation expense	2,946	4,288	6,072	7,332
Amortization of intangible assets	668	910	1,395	1,821
Income tax expense	16	141	144	340
Interest and other expense, net	50	46	129	42
Non-controlling interests	395	160	851	267
Settlement expense	—	2,807	—	2,807
Adjusted EBITDA	$23,452	$16,349	$45,345	$28,711

(1)                                 Prior period amounts have not been adjusted upon adoption of ASC 606 under the modified retrospective method.

Boingo Wireless, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net cash provided by operating activities	$15,494	$21,821	$32,764	$47,353
Purchases of property and equipment, net	(21,801)	(14,426)	(42,918)	(31,917)
Free cash flows	$(6,307)	$7,395	$(10,154)	$15,436

Boingo Wireless, Inc.

Revenue Summary

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018(1)	2017(1)	2018(1)	2017(1)
Revenue:
DAS	$21,885	$18,552	$45,530	$34,808
Military	16,735	13,542	32,589	26,083
Wholesale—Wi-Fi	13,530	7,300	24,679	14,131
Retail	4,566	6,358	9,876	12,773
Advertising and other	2,885	3,281	5,086	5,571
Total revenue	$59,601	$49,033	$117,760	$93,366

(1)                                 Prior period amounts have not been adjusted upon adoption of ASC 606 under the modified retrospective method. DAS revenue for the three and six months ended June 30, 2018 includes increases of $1,265 and $5,536, respectively, resulting from the adoption of ASC 606 as of January 1, 2018.

Boingo Wireless, Inc.

Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA - Guidance

(Unaudited)

(In millions)

	Three Months Ended September 30, 2018		Year Ended December 31, 2018
	Low	High	Low	High

Net loss attributable to common stockholders	$(6.5)	$(3.5)	$(15.0)	$(10.0)
Depreciation and amortization of property and equipment	20.0		79.5
Stock-based compensation expense	3.3		12.5
Amortization of intangible assets	1.5		4.8
Income tax expense and interest and other expense, net	0.5		1.8
Non-controlling interests	0.2		1.4
Adjusted EBITDA	$19.0	$22.0	$85.0	$90.0

Boingo Wireless, Inc.

Key Business Metrics

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Key business metrics:
DAS nodes(1)	25.7	20.3	25.7	20.3
DAS nodes in backlog(2)	11.5	11.0	11.5	11.0
Subscribers—military(3)	145	131	145	131
Subscribers—retail(3)	153	195	153	195
Connects(4)	69,301	52,130	135,202	95,207

(1)                                 This metric represents the number of active DAS nodes as of the end of the period. A DAS node is a single communications endpoint, typically an antenna, which transmits or receives radio frequency signals wirelessly. This measure is an indicator of the reach of the Company’s DAS network.

(2)                                 This metric represents the number of DAS nodes under contract but not yet active as of the end of the period.

(3)                                 This metric represents the number of paying customers who are on a month-to-month subscription plan at a given period end.

(4)                                 This metric shows how often individuals connect to the Company’s global Wi-Fi network in a given period. The connects include retail and wholesale customers in both customer pay locations and customer free locations where Boingo is a paid service provider or receives revenue sponsorship or promotion fees. The Company counts each connect as a single connect regardless of how many times that individual accesses the network at a given venue during their 24 hour period. This measure is an indicator of paid activity throughout Boingo’s network.

CONTACTS:

PRESS:

Lauren de la Fuente

Vice President, Marketing and Communications

ldelafuente@boingo.com

(310) 405-8517

INVESTORS:

Kimberly Orlando and Ariel Papermaster

ADDO Investor Relations

investors@boingo.com

(310) 829-5400